Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President-Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
WEDNESDAY, JANUARY 18, 2006
CLARCOR REPORTS RECORD FOURTH QUARTER AND FISCAL 2005 RESULTS
FOURTH QUARTER 2005 SALES UP 16%; OPERATING PROFIT UP 25%;
NET EARNINGS UP 16% OVER 2004
FULL YEAR 2005 SALES UP 11%; OPERATING PROFIT UP 21%;
NET EARNINGS UP 19% OVER 2004
Fiscal Fourth Quarter and Full Year 2005 Highlights
(Amounts in thousands, except per share data and percentages)

	Quarter Ended			Year Ended
	12/3/05	11/27/04	% Change	12/3/05	11/27/04	% Change

Net Sales	$241,524	$207,493	16.4	$873,974	$787,686	11.0
Operating Profit	$38,807	$31,071	24.9	$118,492	$98,177	20.7
Net Earnings	$25,038	$21,547	16.2	$76,393	$63,997	19.4
Diluted Earnings Per Share	$0.48	$0.42	14.3	$1.46	$1.24	17.7
Average Diluted Shares Outstanding	52,353	51,918	0.8	52,216	51,507	1.4

Fourth Quarter and Full Year 2005 Operating Review
FRANKLIN, TN, January 18, 2006— CLARCOR Inc. (NYSE: CLC) reported today that fourth quarter 2005 sales and operating profit increased by 16% and 25%, respectively, compared to the same quarter in 2004. Fourth quarter net earnings and earnings per share increased by 16% and 14%, respectively, compared to 2004. Fourth quarter operating margin improved to 16.1% in 2005 compared to 15.0% in 2004.
For the full year 2005, sales increased by 11%, operating profit by 21%, net earnings by 19% and earnings per share by 18%. Operating margins improved to 13.6% from 12.5% in 2004. The impact on sales and operating profit from foreign currency fluctuations was not material.
Fiscal 2005 was a 53-week year compared to 2004 which was a 52-week year; 2005’s fourth quarter was a 14-week period compared to 2004’s fourth quarter which was a 13-week period. On a same-weeks basis, sales in the fourth quarter of 2005 rose 8% and operating profit rose 16% compared to 2004. On a same-weeks basis, full year 2005 sales rose 9% and operating profit rose 18% compared to 2004.

There were several items in the fourth quarter and for the full year of 2005 and 2004 that affected operating results:
•	The Purolator EFP and Niagara acquisitions in September 2004 and March 2005 added incremental sales in 2005 of $24 million.

•	In the third quarter of 2005, CLARCOR recorded a $1.2 million or $0.02 per share benefit arising from a settlement of a tax issue involving a deduction for costs incurred at a subsidiary.

•	Costs to relocate the company’s headquarters to Franklin, TN were approximately $2.2 million for fiscal 2004 or approximately $0.03 per share. Relocation costs incurred in the fourth quarter of 2004 were approximately $0.3 million. There were no relocation costs incurred in 2005.

•	Tax benefits arising from the American Jobs Creation Act of 2004 increased after-tax earnings in the fourth quarter and the full year of 2004 by approximately $1.2 million, or approximately $0.02 per share.
Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “Fiscal 2005 marked CLARCOR’s 13th consecutive year of earnings growth. Fourth quarter sales and earnings were significantly stronger than we originally expected even after adjusting for the extra week this quarter. Product demand was robust, particularly for our higher margin products, in all three of our business segments, both in domestic and international markets.
“Engine/Mobile Filtration sales climbed 22% in the fourth quarter of 2005 compared to the same period in 2004 and 13% on a same-weeks basis. Sales of heavy-duty filters through our traditional aftermarket distribution and OEM dealers, both in domestic and international markets, were strong throughout the quarter. We experienced strong growth not only in the on-road truck market, but in off-road applications for construction, mining and agricultural equipment as well. Significant new product introductions, both for liquid and air filter products, and price increases spurred growth during the quarter and for the full year. Locomotive filter sales also grew driven by the increase in freight shipped on North American railroads. Based on current trends, we anticipate continued strength in 2006.
“Industrial/Environmental Filtration sales rose by 11% from last year’s fourth quarter and 3% on a same-weeks basis. Prior acquisitions had an immaterial impact on sales and operating profit during the quarter. Sales of HVAC filters rebounded after several quarters of static demand. Aviation fuel, defense and fluid power filter product demand continued to be very strong in the fourth quarter, as they have been throughout 2005. Demand was weak, and certainly below our expectations, for filters sold into the oil and gas market, but we believe this is temporary. Order patterns for oil and gas filter applications are irregular and the continuing demand and cost for oil and gas bodes well for increased drilling and production levels for many years. We expect to see an upturn in sales of these products in 2006. Demand in Europe for our sewage treatment systems and highway water runoff systems continue to be solid. We also experienced increased orders in the fourth quarter for filtration systems sold into the capital goods markets, such as dust collectors, electrostatic precipitation equipment and oil purification systems.
“We continue to improve the cost structure and manufacturing efficiencies in our Industrial/Environmental companies. We realized a small improvement in margin in 2005, though it was below the one percentage point per year goal we have set for ourselves. We expect further improvement in 2006 towards our goal of a 10% annual operating margin as we continue to rationalize our manufacturing operations to reduce cost and improve productivity, and increase sales of the higher margin products in our liquid process filtration line.
“Our Packaging segment had an exceptionally strong 2005. Sales increased 23% in the fourth quarter of 2005 compared to the fourth quarter of 2004 and operating profit improved by 27%. For the full year, sales grew by 10% and operating profit by 32%. On a same-weeks basis, sales increased by 8% for the year and operating profit grew by 30%. The improvement in sales was due to the introduction of a wide array of new packaging designs, primarily in partnership with major consumer product companies, and price increases. Demand was strong for both metal and plastic packaging products. The improvement in operating profit was due to continuing emphasis on cost reductions and improving plant productivity. Operating margins improved to 8.7% in 2005 from 7.3% in 2004. We expect that sales will continue to grow in 2006 with further improvement in operating margins.
“During 2005, cash from operations totaled $89 million, a 24% increase over $72 million operating cash flow in 2004. Capital expenditures for the quarter and the year were $7 million and $24 million, respectively. During the fourth quarter, we repurchased approximately $8 million of our common stock and over $10 million for the full year. During 2005, our Board of Directors authorized a two-year $150 million share repurchase program and we expect to continue to repurchase additional shares in 2006.
”Our effective tax rate in the fourth quarter 2005 was 34.3%. This was an increase from the fourth quarter in 2004 due to the benefit we recorded last year from the American Jobs Creation Act of 2004. The fourth quarter 2005 rate was better than we had expected as pre-tax income in lower tax rate locales, primarily in Asia, grew more quickly than pre-tax income in higher tax countries. In 2006, we expect our effective tax rate to be approximately 35.5% to 36.0%, which is less than our historic tax rate and again due to our expectation of faster growth in Asia.
“We expect capital expenditures in the range of $25 to $30 million in 2006, up from $24 million in 2005. Capital spending will be focused on the development of new products, including the development of new filter media, additional manufacturing and warehouse space, additional production capacity and new enterprise planning systems.
“In late November 2005, we were informed by a major customer of our Industrial/Environmental segment of their plans to manufacture, at their non-US plants, products we currently sell to them manufactured at our domestic plants. We are uncertain as to the timing and extent of this change. We estimate it could amount, for 2006, to a loss approximating $11 million in sales and $1.8 million in operating profit. We plan to offset this by consolidating our manufacturing lines for these products which will improve our overhead absorption and expanding our sales of products that directly compete with this customer where we believe we have a significant manufacturing cost and freight advantage. We believe that by selling these products under our own brands and by removing one layer from the distribution channel, we will be able to increase our selling margins for these products. We are proceeding aggressively to implement these changes. In addition, we have raised the prices of products that we will continue to sell to them. As we learn more about the extent of our customer’s plans and the effect on CLARCOR, we will provide additional information in the future.
“We are concerned, as are many other U.S. companies, at increasing costs for certain raw materials, energy and health care. Each of these costs grew by double-digit percentages in 2005 and this may continue in 2006. We have been able to increase our prices to offset much of these cost increases and will continue to do so in 2006. Although continuing increases in interest rates will not be good for the economy, either in the U.S. or abroad, we are fortunate to have low levels of debt and strong cash flow. Yet, even with these headwinds and the potential loss of sales discussed in the preceding paragraph, we expect 2006 to be our 14th record year in both sales and earnings for CLARCOR, with continued strong cash flow and diluted earnings per share in the range of $1.52 to $1.60. This estimate includes the effect of the recently enacted requirement to expense stock options, which will impact CLARCOR in 2006 by approximately $0.03 per share.”

CLARCOR will be holding a conference call to discuss the fourth quarter and full year results at 10:00 am CST on January 19, 2006. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.com. A replay will be available on these websites and also at 888-203-1112 or 719-457-0820 and providing confirmation code 9047445. The replay will be available through January 26, 2006 by telephone and for 30 days on the Internet.
CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.
The statements in this release concerning the Company’s sales, earnings, business performance and prospects are forward-looking statements that involve significant risks and uncertainties, including the effect of changes in product demand, availability of labor, price and product competition, raw material costs, health care costs, energy prices, productivity improvement and plant consolidation programs, distribution channels, acquisitions and divestitures, general economic conditions in both domestic and foreign markets, interest rates, currency fluctuations, the success of our Total Filtration Program, the success of sales and marketing programs, the cost of compliance with recently enacted regulatory requirements, the effect of changes in accounting rules, the economic impact from natural disasters such as hurricanes, tornados and flooding and other factors discussed in filings made with the Securities and Exchange Commission.
TABLES FOLLOW
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CLARCOR 2005 UNAUDITED FOURTH QUARTER RESULTS cont’d
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)
Per Share Data Restated for 2-for-1 Stock Split Effective April 29, 2005

	Fourth Quarter		Twelven Months
For periods ended December 3, 2005 and November 27, 2004	2005	2004	2005	2004

Net sales	$241,524	$207,493	$873,974	$787,686
Cost of sales	166,297	142,682	608,242	547,058

Gross profit	75,227	64,811	265,732	240,628
Selling and administrative expenses	36,420	33,740	147,240	142,451

Operating profit	38,807	31,071	118,492	98,177
Other income (expense)	(441)	793	(570)	883

Earnings before income taxes and minority interests	38,366	31,864	117,922	99,060
Income taxes	13,167	10,190	40,968	34,717

Earnings before minority interests	25,199	21,674	76,954	64,343
Minority interests in earnings of subsidiaries	(161)	(127)	(561)	(346)

Net earnings	$25,038	$21,547	$76,393	$63,997

Net earnings per common share:
Basic	$0.48	$0.42	$1.48	$1.26

Diluted	$0.48	$0.42	$1.46	$1.24

Average shares outstanding:
Basic	51,751,603	51,224,676	51,658,347	50,984,314
Diluted	52,353,021	51,917,884	52,215,689	51,506,738
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 3,	November 27,
	2005	2004

Assets
Current assets:
Cash and cash investments	$18,502	$17,420
Short-term investments	10,400	5,100
Accounts receivable, net	152,755	143,719
Inventories	117,508	115,571
Other	25,768	22,180

Total current assets	324,933	303,990
Plant assets, net	149,505	142,242
Acquired intangibles, net	168,176	147,789
Pension assets	22,069	24,574
Other assets	10,589	9,202

	$675,272	$627,797

Liabilities
Current liabilities:
Current portion of long-term debt	$233	$420
Accounts payable and accrued liabilities	108,693	117,859
Income taxes	12,544	7,993

Total current liabilities	121,470	126,272
Long-term debt	16,009	24,130
Long-term pension liabilities	16,287	11,256
Other liabilities	38,673	37,677

	192,439	199,335
Shareholders’ Equity	482,833	428,462

	$675,272	$627,797

SUMMARY CASH FLOWS
(Dollars in thousands)

	Twelve Months
	2005	2004

From Operating Activities
Net earnings	$76,393	$63,997
Depreciation	19,749	18,241
Amortization	1,338	910
Changes in assets and liabilities	(8,642)	(11,166)
Other, net	508	(176)

Total provided (used) by operating activities	89,346	71,806

From Investing Activities
Plant asset additions	(24,032)	(22,352)
Business acquisitions	(28,133)	(41,893)
Other, net	653	2,036

Total provided (used) by investing activities	(51,512)	(62,209)

From Financing Activities
Net (payments) proceeds under line of credit	(7,500)	7,500
Payments on long-term debt	(811)	(519)
Cash dividends paid	(13,385)	(12,834)
Purchase of treasury stock	(10,461)	—
Other, net	(3,542)	6,916

Total provided (used) by financing activities	(35,699)	1,063

Effect of exchange rate changes on cash	(1,053)	912

Change in Cash and Cash Investments	$1,082	$11,572

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CLARCOR 2005 UNAUDITED FOURTH QUARTER RESULTS cont’d.
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
 (Dollars in thousands)

	2005
	Quarter	Quarter		Quarter		Quarter
	Ended	Ended	Six	Ended	Nine	Ended	Twelve
	February 26	May 28	Months	August 27	Months	December 3	Months
Net sales by segment:
Engine/Mobile Filtration	$83,129	$93,722	$176,851	$90,686	$267,537	$100,646	$368,183
Industrial/Environmental Filtration	97,198	106,668	203,866	105,153	309,019	118,429	427,448
Packaging	15,934	19,396	35,330	20,564	55,894	22,449	78,343

	$196,261	$219,786	$416,047	$216,403	$632,450	$241,524	$873,974

Operating profit by segment:
Engine/Mobile Filtration	$16,778	$19,629	$36,407	$20,500	$56,907	$23,507	$80,414
Industrial/Environmental Filtration	3,969	6,234	10,203	8,544	18,747	12,519	31,266
Packaging	333	1,690	2,023	2,008	4,031	2,781	6,812

	$21,080	$27,553	$48,633	$31,052	$79,685	$38,807	$118,492

Operating margin by segment:
Engine/Mobile Filtration	20.2%	20.9%	20.6%	22.6%	21.3%	23.4%	21.8%
Industrial/Environmental Filtration	4.1%	5.8%	5.0%	8.1%	6.1%	10.6%	7.3%
Packaging	2.1%	8.7%	5.7%	9.8%	7.2%	12.4%	8.7%

	10.7%	12.5%	11.7%	14.3%	12.6%	16.1%	13.6%

	2004
	Quarter	Quarter		Quarter		Quarter
	Ended	Ended	Six	Ended	Nine	Ended	Twelve
	February 28	May 29	Months	August 28	Months	November 27	Months
Net sales by segment:
Engine/Mobile Filtration	$70,800	$82,992	$153,792	$83,771	$237,563	$82,479	$320,042
Industrial/Environmental Filtration	88,962	98,249	187,211	102,646	289,857	106,772	396,629
Packaging	15,510	17,471	32,981	19,792	52,773	18,242	71,015

	$175,272	$198,712	$373,984	$206,209	$580,193	$207,493	$787,686

Operating profit by segment:
Engine/Mobile Filtration	$14,425	$16,989	$31,414	$16,892	$48,306	$18,258	$66,564
Industrial/Environmental Filtration	3,252	6,076	9,328	8,457	17,785	10,886	28,671
Packaging	136	1,153	1,289	1,665	2,954	2,197	5,151
Relocation Costs	—	(425)	(425)	(1,514)	(1,939)	(270)	(2,209)

	$17,813	$23,793	$41,606	$25,500	$67,106	$31,071	$98,177

Operating margin by segment:
Engine/Mobile Filtration	20.4%	20.5%	20.4%	20.2%	20.3%	22.1%	20.8%
Industrial/Environmental Filtration	3.7%	6.2%	5.0%	8.2%	6.1%	10.2%	7.2%
Packaging	0.9%	6.6%	3.9%	8.4%	5.6%	12.0%	7.3%

	10.2%	12.0%	11.1%	12.4%	11.6%	15.0%	12.5%

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